Exhibit 99.1

For more information contact:		Sysco Corporation 1390 Enclave Parkway Houston, TX 77077
Neil Russell Investor Contact T 281-584-1308	Camilla Zuckero Media Contact T 281-899-1839

SYSCO REPORTS SECOND QUARTER FISCAL 2018 RESULTS

The Company remains on track to achieve its fiscal year 2018 financial targets

HOUSTON, February 5, 2018 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ended December 30, 2017.¹

Second Quarter Fiscal 2018 Highlights

•	Sales increased 7.1% to $14.4 billion

•	Gross profit increased 5.0% to $2.7 billion; gross margin decreased 38 basis points to 18.73%

•	Operating income increased 8.1% to $532 million; adjusted operating income increased 3.9% to $579 million

•	Earnings Per Share (EPS) increased $0.04 to $0.54; adjusted EPS increased $0.20 to $0.78; further adjusting to exclude a one-time benefit associated with the recent U.S. tax rate changes, adjusted EPS increased $0.08 to $0.66

First Half Fiscal 2018 Highlights

•	Sales increased 6.0% to $29.1 billion

•	Gross profit increased 4.4% to $5.5 billion; gross margin decreased 29 basis points to 18.90%

•	Operating income increased 9.1% to $1.2 billion; adjusted operating income increased 4.8% to $1.2 billion

•	Earnings Per Share (EPS) increased $0.15 to $1.23; adjusted EPS increased $0.27 to $1.52; further adjusting to exclude a one-time benefit associated with the recent U.S. tax rate changes, adjusted EPS increased $0.15 to $1.40

“We are pleased with the continued momentum in our business driven by strong local case growth and overall top-line results, while balancing some gross profit dollar and expense challenges associated with the second quarter,” said Tom Bené, Sysco’s president and chief executive officer. “We remain confident in our ability to deliver on our full-year fiscal 2018 financial targets.”

¹Earnings Per Share (EPS) and Adjusted EPS are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring, merger-related costs and certain impacts of tax law changes. Reconciliations of all non-GAAP measures are included in this release.

Second Quarter Fiscal 2018 Results

U.S. Foodservice Operations

Sales for the second quarter were $9.7 billion, an increase of 6.6% compared to the same period last year. Local case volume within U.S. Broadline operations grew 4.8% for the second quarter and total case volume grew 3.5%.

Gross profit increased 5.1% to $1.9 billion and gross margin decreased 28 basis points to 19.79% compared to the prior year period. Food cost inflation was 3.3% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the meat, dairy and produce categories.

Operating expenses increased $67 million, or 5.9%, compared to the same period last year, due mainly to increased selling and transportation expenses. There were no certain items impacting U.S. Foodservice Operations during the quarter.

Operating income was $706 million, an increase of $25 million, or 3.7%, compared to the same period last year.

International Foodservice Operations

Our international segment has businesses in 12 different countries, with the largest located in Canada, the United Kingdom and France. During the quarter, we experienced mixed results across these various businesses. Our Canadian operations continued to deliver improved results over the prior year, resulting from case growth and better cost management. In Europe, the transition from calendar year to fiscal year unfavorably impacted our gross profit and expenses. In addition, we continue to invest in our transformation initiatives, which adds costs to the current period and positions the business for long-term success. Our operations in France and Ireland performed relatively well during the quarter.

Sales for the second quarter were $2.9 billion, an increase of 9.3% compared to the same period last year. Operating income across the international segment was $52 million, a decrease of $32 million, or 38.2%, compared to the same period last year. Adjusted operating income was $79 million, a decrease of $32 million, or 28.8%, compared to the same period last year.

First Half Fiscal 2018 Results

U.S. Foodservice Operations

Sales for the first half of fiscal 2018 were $19.5 billion, an increase of 5.2% compared to the same period last year. Local case volume within U.S. Broadline operations grew 3.8% for the first half of fiscal 2018 and total case volume grew 1.8%.

Gross profit increased 4.4% to $3.9 billion; and gross margin decreased 14 basis points to 19.98%. Food cost inflation was 3.6% in U.S. Broadline, as measured by the categories.

Operating expenses increased $105 million, or 4.5%, compared to the same period last year. There were no certain items impacting U.S. Foodservice Operations during the first half of fiscal 2018.

Operating income was $1.5 billion, an increase of $61 million, or 4.3%, compared to the same period last year.

International Foodservice Operations

During the first half of fiscal 2018, we experienced mixed results across our various businesses. Our Canadian operations continued to deliver improved results over the prior year, resulting from case growth and better cost management. In Europe, the transition from calendar year to fiscal year unfavorably impacted our gross profit and expenses. In addition, we continue to invest in our transformation initiatives, which adds costs to the current period and positions the business for long-term success. Our operations in France and Ireland performed relatively well during the first half of fiscal 2018.

Sales for the first half of fiscal 2018 were $5.8 billion, an increase of 7.8% compared to the same period last year. Operating income was $129 million, a decrease of $35 million compared to the same period last year. Adjusted operating income was $174 million, a decrease of $40 million, or 18.9%, compared to the same period last year.

Impact of Tax Reform

Sysco recorded various estimates related to tax reform in its results, primarily U.S. tax reform, though additional law changes occurred in Europe. Income tax expense for U.S. tax reform included provisional estimates for transition tax expense of $115 million and a benefit from the impact of remeasuring accrued income taxes and deferred tax assets and liabilities to future applicable tax rates in the amount of $15 million. Both of these are considered certain items.

Sysco’s fiscal 2018 ends June 30, 2018. Additionally, Sysco is at the mid-point of its fiscal year and will experience a blended reduced U.S. statutory tax rate of 28% in fiscal 2018. For the second quarter of fiscal 2018 and first 26 weeks of fiscal 2018, we have recorded a benefit for this reduced rate in the amount of $65 million. In fiscal 2019, our U.S. statutory tax rate will be 21%.

Capital Spending and Cash Flow

Cash flow from operations was $933 million for the first half of fiscal 2018, which was $294 million higher compared to the same period last year. Free cash flow for the first half of fiscal 2018 was $679 million, which was $313 million higher compared to the same period last year. The significant improvements in both cash flow from operations and free cash flow are largely driven by cash taxes that were not paid in the second quarter due to flood relief associated with Hurricane Harvey.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $255 million for the first half of fiscal 2018, which was $19 million lower compared to the same period last year.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s second quarter fiscal 2018 financial results on Monday, February 5, 2018, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended		26-Week Period Ended
Financial Comparison:	December 30, 2017	Change	December 30, 2017	Change
Sales	$14.4 billion	7.1%	$29.1 billion	6.0%
Gross Profit	$2.7 billion	5.0%	$5.5 billion	4.4%
Gross Margin	18.73%	-38 bps	18.90%	-29 bps

GAAP:
Operating Expenses	$2.2 billion	4.2%	$4.3 billion	3.2%
Certain Items	$47.2 million	-27.9%	$86.0 million	-31.5%
Operating Income	$532.3 million	8.1%	$1.2 billion	9.1%
Operating Margin	3.69%	3 bps	3.98%	11 bps
Net Earnings	$284.1 million	3.3%	$651.8 million	8.8%
Diluted Earnings Per Share	$0.54	8.0%	$1.23	13.9%

Non-GAAP(1):
Operating Expenses	$2.1 billion	5.3%	$4.3 billion	4.2%
Operating Income	$579.5 million	3.9%	$1.2 billion	4.8%
Operating Margin	4.02%	-12 bps	4.27%	-5 bps
Net Earnings	$411.9 million	29.2%	$806.4 million	16.0%
Diluted Earnings Per Share (2)	$0.78	34.5%	$1.52	21.6%

Case Growth:
U.S. Broadline	3.5%		1.8%
Local	4.8%		3.8%

Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.46%	17 bps	37.88%	38 bps
Local	45.66%	37 bps	46.00%	60 bps

Note:

(1) A reconciliation of non-GAAP measures is included in this release.

(2) Further adjusting to exclude a one-time benefit associated with recent U.S. tax rate changes, adjusted EPS is $0.66 for the second quarter of fiscal 2018 and $1.40 for the first half of fiscal 2018.

Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With over 65,000 associates, the company operates approximately 300 distribution facilities worldwide and serves more than 500,000 customer locations. For fiscal 2017 that ended July 1, 2017, the company generated sales of more than $55 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this news release or in our earnings call for the second quarter of fiscal 2018 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include the impact of general economic conditions on our business and our industry, including general macroeconomic conditions in the United States and abroad, our outlook for fiscal 2018 and the future, our expectations regarding future performance and growth, including further growth in Europe, Latin America, Costa Rica and Mexico, and cash flow performance, our plans and expectations related to our three-year financial objectives, and the key levers for realizing these goals, expectations regarding gross profit growth, expectations regarding our effective tax rate and benefits resulting from tax reform in the United States, including the anticipated positive impact on our three-year financial plan targets, our beliefs regarding opportunities and performance in our international business in Canada, Latin America and Europe, which includes our Brakes Group business, statements regarding progress on the Brakes Group’s transformational efforts, the impact of inflation on our U.K. business, the negative impact of inbound freight challenges on our gross profit dollars, the impact of our consultative approach to selling on local case growth and our customers’ experience, statements regarding SYGMA’s ability to deliver growth in fiscal 2018, expectations regarding improvements in operating expense growth relative to gross profit dollar growth, expectations regarding our capital allocation priorities, statements regarding Sysco brand growth, and expectations regarding our earnings per share for fiscal 2018. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit, and such expansion efforts, including our Brakes acquisition, may not be successful. Any business that we acquire, including the Brakes transaction, may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The Brakes Group acquisition will require a significant commitment of time and company resources, and realizing the anticipated benefits from the transaction may take longer than expected. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. For a discussion of additional factors impacting Sysco’s business, see the company’s Annual Report on Form 10-K for the year ended July 1, 2017, as filed with the SEC, and the company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 30, 2017	Dec. 31, 2016	Dec. 30, 2017	Dec. 31, 2016
Sales	$14,411,490	$13,457,268	$29,061,914	$27,425,922
Cost of sales	11,712,104	10,885,405	23,568,860	22,162,140

Gross profit	2,699,386	2,571,863	5,493,054	5,263,782
Operating expenses	2,167,104	2,079,446	4,337,680	4,204,532

Operating income	532,282	492,417	1,155,374	1,059,250
Interest expense	85,986	72,231	166,870	145,854
Other (income) expense, net	(5,432)	(2,320)	(9,680)	(9,536)

Earnings before income taxes	451,728	422,506	998,184	922,932
Income taxes	167,615	147,339	346,431	323,878

Net earnings	$284,113	$275,167	$651,753	$599,054

Net earnings:
Basic earnings per share	$0.55	$0.50	$1.24	$1.09
Diluted earnings per share	0.54	0.50	1.23	1.08
Average shares outstanding	521,284,182	545,132,762	524,286,931	550,285,268
Diluted shares outstanding	527,249,587	550,372,067	530,156,510	555,663,073
Dividends declared per common share	$0.36	$0.33	$0.69	$0.64

- more -

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	December 30, 2017	July 1, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$961,067	$869,502	$847,292
Accounts and notes receivable, less allowances of $52,588, $31,059 and $48,612	3,953,643	4,012,393	3,963,458
Inventories	3,174,012	2,995,598	3,031,548
Prepaid expenses and other current assets	183,446	139,185	142,319
Prepaid income taxes	—	16,760	26,589

Total current assets	8,272,168	8,033,438	8,011,206
Plant and equipment at cost, less depreciation	4,366,292	4,377,302	4,331,129
Other assets
Goodwill	4,001,020	3,916,128	3,714,355
Intangibles, less amortization	1,056,335	1,037,511	1,094,927
Deferred income taxes	92,950	142,472	193,663
Other assets	430,605	249,804	284,786

Total other assets	5,580,910	5,345,915	5,287,731

Total assets	$18,219,370	$17,756,655	$17,630,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$6,629	$3,938	$22,600
Accounts payable	3,745,817	3,971,112	3,549,554
Accrued expenses	1,567,362	1,576,221	1,471,195
Accrued income taxes	128,446	14,540	—
Current maturities of long-term debt	534,716	530,075	8,937

Total current liabilities	5,982,970	6,095,886	5,052,286
Other liabilities
Long-term debt	8,312,489	7,660,877	8,313,651
Deferred income taxes	143,794	161,715	175,795
Other long-term liabilities	1,477,991	1,373,822	1,533,390

Total other liabilities	9,934,274	9,196,414	10,022,836
Commitments and contingencies
Noncontrolling interest	33,524	82,839	78,905
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,361,471	1,327,366	1,320,068
Retained earnings	9,708,261	9,447,755	9,256,137
Accumulated other comprehensive loss	(1,116,028)	(1,262,737)	(1,582,596)
Treasury stock at cost 243,764,879, 235,135,699 and 224,792,348	(8,450,277)	(7,896,043)	(7,282,745)

Total shareholders’ equity	2,268,602	2,381,516	2,476,039

Total liabilities and shareholders’ equity	$18,219,370	$17,756,655	$17,630,066

- more -

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	26-Week Period Ended
	December 30, 2017	December 31, 2016
Cash flows from operating activities:
Net earnings	$651,753	$599,054
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	51,612	42,758
Depreciation and amortization	370,316	448,959
Amortization of debt issuance and other debt-related costs	14,395	13,143
Deferred income taxes	37,005	(18,313)
Provision for losses on receivables	20,151	7,936
Other non-cash items	12,986	663
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Decrease in receivables	99,713	24,509
(Increase) in inventories	(133,374)	(175,184)
(Increase) decrease in prepaid expenses and other current assets	(33,484)	1,491
(Decrease) increase in accounts payable	(286,899)	(51,381)
(Decrease) in accrued expenses	(21,802)	(132,348)
Increase (decrease) in accrued income taxes	120,397	(116,560)
(Increase) in other assets	(29,508)	(32,751)
Increase in other long-term liabilities	59,943	27,425

Net cash provided by operating activities	933,204	639,401

Cash flows from investing activities:
Additions to plant and equipment	(258,577)	(285,692)
Proceeds from sales of plant and equipment	3,878	11,639
Acquisition of businesses, net of cash acquired	(147,644)	(2,910,461)

Net cash used for investing activities	(402,343)	(3,184,514)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	630,265	999,579
Other debt borrowings	5,465	30,939
Other debt repayments	(10,368)	(118,631)
Debt issuance costs	(651)	(5,094)
Proceeds from stock option exercises	172,298	113,921
Cash paid for shares withheld to cover taxes	(9,485)	(13,298)
Treasury stock purchases	(750,532)	(1,180,313)
Dividends paid	(346,920)	(343,385)

Net cash used for financing activities	(309,928)	(516,282)

Effect of exchange rates on cash	23,510	(10,613)

Net increase (decrease) in cash and cash equivalents	244,443	(3,072,008)
Cash and cash equivalents at beginning of period	869,502	3,919,300

Cash and cash equivalents at end of period	$1,113,945	$847,292

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$136,279	$128,887
Income taxes	75,841	459,681

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Sysco’s results of operations for fiscal 2018 and 2017 are impacted by restructuring costs consisting of: (1) expenses associated with our revised business technology strategy announced in fiscal 2016, as a result of which we incurred costs to convert to a modernized version of our established platform as opposed to completing the implementation of an ERP; (2) professional fees related to our three-year strategic plan; (3) restructuring expenses within our Brakes Group operations; and (4) severance charges related to restructuring. In addition, fiscal 2018 results of operations are impacted by business technology transformation initiative costs. Our results of operations for fiscal 2018 and 2017 are also impacted by the following acquisition-related items: (1) intangible amortization expense and (2) integration costs. All acquisition-related costs in fiscal 2018 and 2017 that have been excluded relate to the Brakes acquisition. The Brakes acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs. Sysco’s results of operations for fiscal 2018 are also impacted by reform measures from the Tax Act enacted on December 22, 2017. The impact for fiscal 2018 includes: (1) a provisional estimate of a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries and (2) a net benefit from remeasuring Sysco’s accrued income taxes, deferred tax liabilities and deferred tax assets due to the changes in tax rates. These fiscal 2018 and fiscal 2017 items are collectively referred to as “Certain Items.”

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items, but not for the impact of the tax rate reduction, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group is significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2018 and fiscal 2017.

Sysco is also disclosing net earnings and diluted earnings per share that are further adjusted due to changes in the U.S. statutory tax rate that resulted from the Tax Act. The U.S. statutory tax rate changed to 21% effective January 1, 2018; however, because Sysco was at the midpoint of its fiscal year when the Tax Act became effective, the blended U.S. statutory tax rate applicable to Sysco for fiscal 2018 is 28%. This produced an estimated, one-time net tax benefit of $64.7 million that was recorded in the second quarter of fiscal 2018 due to retroactive application of the 28% blended rate to our earnings for the first half of fiscal 2018, an adjustment addressing the fact that reported earnings in the first quarter were calculated based on the prior, higher statutory rate and that rate has been applied retroactively to all earnings from July 1, 2017 through the date of adoption of the Tax Act.

Management believes that further adjusting its adjusted net earnings and adjusted diluted earnings per share to remove the impact of the U.S. statutory tax rate change provides an important additional perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that better reflects the underlying performance of the company and provides for better comparability quarter to quarter, by excluding the impacts of not only the Certain Items described above, but also the impact of the reduction in the U.S. statutory tax rate, which will continue to impact our financial results, and which impacts would have been difficult for analysts or investors to anticipate, for purposes of their financial models or otherwise, with any degree of specificity. Management also made this further adjustment to compare Sysco’s underlying financial performance to internal budgets and forecasts that did not include the impact of the U.S. statutory tax rate change that occurred as a result of the Tax Act.

Set forth below is a reconciliation of sales, operating expenses, operating income, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Dec. 30, 2017	13-Week Period Ended Dec. 31, 2016	Period Change in Dollars	Period %/bps Change
Operating expenses (GAAP)	$2,167,104	$2,079,446	$87,658	4.2%
Impact of restructuring costs (1)	(21,377)	(40,089)	18,712	-46.7%
Impact of acquisition-related costs (2)	(25,799)	(25,370)	(429)	1.7%

Operating expenses adjusted for certain items (Non-GAAP)	$2,119,928	$2,013,987	$105,941	5.3%

Operating income (GAAP)	$532,282	$492,417	$39,865	8.1%
Impact of restructuring costs (1)	21,377	40,089	(18,712)	-46.7%
Impact of acquisition-related costs (2)	25,799	25,370	429	1.7%

Operating income adjusted for certain items (Non-GAAP)	$579,458	$557,876	$21,582	3.9%

Net earnings (GAAP)	$284,113	$275,167	$8,946	3.3%
Impact of restructuring cost (1)	21,377	40,089	(18,712)	-46.7%
Impact of acquisition-related costs (2)	25,799	25,370	429	1.7%
Tax impact of restructuring cost (3)	(5,691)	(15,111)	9,420	-62.3%
Tax impact of acquisition-related costs (3)	(6,110)	(6,726)	616	-9.2%
Impact of US transition tax	115,000	—	115,000	NM
Impact of US balance sheet remeasurement from tax law change	(14,477)	—	(14,477)	NM
Impact of France and U.K. tax law changes	(8,137)	—	(8,137)	NM

Net earnings adjusted for certain items (Non-GAAP)	411,874	318,789	93,085	29.2%
Impact of US tax rate change	(64,731)	—	(64,731)	NM

Net earnings further adjusted (Non-GAAP)	$347,143	$318,789	$28,354	8.9%

Diluted earnings per share (GAAP)	$0.54	$0.50	$0.04	8.0%
Impact of restructuring costs (1)	0.04	0.07	(0.03)	-42.9%
Impact of acquisition-related costs (2)	0.05	0.05	—	0.0%
Tax impact of restructuring cost (3)	(0.01)	(0.03)	0.02	-66.7%
Tax impact of acquisition-related costs (3)	(0.01)	(0.01)	—	0.0%
Impact of US transition tax	0.22	—	0.22	NM
Impact of US balance sheet remeasurement from tax law change	(0.03)	—	(0.03)	NM
Impact of France and U.K. tax law changes	(0.02)	—	(0.02)	NM

Diluted EPS adjusted for certain items(Non-GAAP) (4)	0.78	0.58	0.20	34.5%
Impact of US tax rate change	(0.12)	—	(0.12)	NM

Diluted EPS further adjusted (Non-GAAP) (4)	$0.66	$0.58	$0.08	13.8%
Diluted shares outstanding	527,249,587	550,372,067

(1) Fiscal 2018 includes business technology transformation initiative costs, restructuring expenses within our Brakes operations, professional fees on three-year financial objectives and severance charges related to restructuring. Fiscal 2017 includes $28 million in accelerated depreciation associated with our revised business technology strategy and $12 million related to severance charges related to restructuring, professional fees on three-year financial objectives, costs to convert to legacy systems in conjunction with our revised business technology strategy and restructuring expenses within our Brakes operations.

(2) Fiscal 2018 and fiscal 2017 each include $19 million related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $5 million in integration costs.

(3) The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.

(4) Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended Dec. 30, 2017	26-Week Period Ended Dec. 31, 2016	Period Change in Dollars	Period %/bps Change
Operating expenses (GAAP)	$4,337,680	$4,204,532	$133,148	3.2%
Impact of restructuring costs (1)	(40,430)	(78,374)	37,944	-48.4%
Impact of acquisition-related costs (2)	(45,545)	(47,079)	1,534	-3.3%

Operating expenses adjusted for certain items (Non-GAAP)	$4,251,705	$4,079,079	$172,626	4.2%

Operating income (GAAP)	$1,155,374	$1,059,250	$96,124	9.1%
Impact of restructuring costs (1)	40,430	78,374	(37,944)	-48.4%
Impact of acquisition-related costs (2)	45,545	47,079	(1,534)	-3.3%

Operating income adjusted for certain items (Non-GAAP)	$1,241,349	$1,184,703	$56,646	4.8%

Net earnings (GAAP)	$651,753	$599,054	$52,699	8.8%
Impact of restructuring cost (1)	40,430	78,374	(37,944)	-48.4%
Impact of acquisition-related costs (2)	45,545	47,079	(1,534)	-3.3%
Tax impact of restructuring cost (3)	(12,654)	(19,072)	6,418	-33.7%
Tax impact of acquisition-related costs (3)	(11,088)	(10,528)	(560)	5.3%
Impact of US transition tax	115,000	—	115,000	NM
Impact of US balance sheet remeasurement from tax law change	(14,477)	—	(14,477)	NM
Impact of France and U.K. tax law changes	(8,137)	—	(8,137)	NM

Net earnings adjusted for certain items (Non-GAAP)	806,372	694,907	111,465	16.0%
Impact of US tax rate change	(64,731)	—	(64,731)	NM

Net earnings further adjusted (Non-GAAP)	$741,641	$694,907	$46,734	6.7%

Diluted earnings per share (GAAP)	$1.23	$1.08	$0.15	13.9%
Impact of restructuring costs (1)	0.08	0.14	(0.06)	-42.9%
Impact of acquisition-related costs (2)	0.09	0.08	0.01	12.5%
Tax impact of restructuring cost (3)	(0.02)	(0.03)	0.01	-33.3%
Tax impact of acquisition-related costs (3)	(0.02)	(0.02)	—	0.0%
Impact of US transition tax	0.22	—	0.22	NM
Impact of US balance sheet remeasurement from tax law change	(0.03)	—	(0.03)	NM
Impact of France and U.K. tax law changes	(0.02)	—	(0.02)	NM

Diluted EPS adjusted for certain items(Non-GAAP) (4)	1.52	1.25	0.27	21.6%
Impact of US tax rate change	(0.12)	—	(0.12)	NM

Diluted EPS further adjusted (Non-GAAP) (4)	$1.40	$1.25	$0.15	12.0%

Diluted shares outstanding	530,156,510	555,663,073

(1) Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives, restructuring expenses within our Brakes operations and severance charges related to restructuring. Fiscal 2017 includes $56 million in accelerated depreciation associated with our revised business technology strategy and $22 million related to professional fees on 3-year financial objectives, restructuring expenses within our Brakes operations, severance charges and costs to convert to legacy systems in conjunction with our revised business technology strategy.

(2) Fiscal 2018 and fiscal 2017 include $31 million and $38 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $10 million and $7 million in integration costs, respectively.

(3) The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.

(4) Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

- more -

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended	13-Week Period Ended	Period Change	Period %/bps
	Dec. 30, 2017	Dec. 31, 2016	in Dollars	Change
U.S. Foodservice Operations
Sales (GAAP)	$9,681,225	$9,085,565	$595,660	6.6%
Gross Profit (GAAP)	1,915,466	1,823,023	92,443	5.1%
Gross Margin (GAAP)	19.79%	20.07%		-28 bps
Operating expenses (GAAP)	$1,209,091	$1,141,701	$67,390	5.9%
Impact of restructuring costs	—	(470)	470	NM

Operating expenses adjusted for certain items (Non-GAAP)	1,209,091	$1,141,231	$67,860	5.9%

Operating income (GAAP)	706,375	681,321	25,054	3.7%
Impact of restructuring costs	—	470	(470)	NM

Operating income adjusted for certain items (Non-GAAP)	$706,375	$681,791	$24,584	3.6%

International Foodservice Operations
Sales (GAAP)	$2,869,043	$2,625,949	$243,094	9.3%
Gross Profit (GAAP)	599,647	576,215	23,432	4.1%
Gross Margin (GAAP)	20.90%	21.94%		-104 bps
Operating expenses (GAAP)	547,209	$491,401	$55,808	11.4%
Impact of restructuring costs (1)	(5,602)	(5,590)	(12)	0.2%
Impact of acquisition-related costs (2)	(20,809)	(20,293)	(516)	2.5%

Operating expenses adjusted for certain items (Non-GAAP)	$520,798	$465,518	$55,280	11.9%

Operating income (GAAP)	$52,438	$84,814	$(32,376)	-38.2%
Impact of restructuring costs (1)	5,602	5,590	12	0.2%
Impact of acquisition-related costs (2)	20,809	20,293	516	2.5%

Operating income adjusted for certain items (Non-GAAP)	$78,849	$110,697	$(31,848)	-28.8%

SYGMA*
Sales (GAAP)	$1,633,145	$1,520,182	$112,963	7.4%
Gross Profit (GAAP)	122,760	113,431	9,329	8.2%
Gross Margin (GAAP)	7.52%	7.46%		6 bps
Operating expenses (GAAP)	$119,407	$110,276	$9,131	8.3%
Operating income (GAAP)	3,353	3,155	198	6.3%

Other*
Sales (GAAP)	$228,077	$225,572	$2,505	1.1%
Gross Profit (GAAP)	61,698	60,096	1,602	2.7%
Gross Margin (GAAP)	27.05%	26.64%		41 bps
Operating expenses (GAAP)	$58,476	$56,304	$2,172	3.9%
Operating income (GAAP)	3,222	3,793	(571)	-15.1%

Corporate
Gross Profit (GAAP)	$(185)	$(901)	$716	-79.5%

Operating expenses (GAAP)	$232,921	$279,765	$(46,844)	-16.7%
Impact of restructuring costs (3)	(15,775)	(34,029)	18,254	-53.6%
Impact of acquisition-related costs (4)	(4,990)	(5,078)	88	-1.7%

Operating expenses adjusted for certain items (Non-GAAP)	$212,156	$240,658	$(28,502)	-11.8%

Operating income (GAAP)	$(233,106)	$(280,666)	$47,560	-16.9%
Impact of restructuring costs (3)	15,775	34,029	(18,254)	-53.6%
Impact of acquisition-related costs (4)	4,990	5,078	(88)	-1.7%

Operating income adjusted for certain items (Non-GAAP)	$(212,341)	$(241,559)	$29,218	-12.1%

Total Sysco
Sales (GAAP)	$14,411,490	$13,457,268	$954,222	7.1%
Gross Profit (GAAP)	2,699,386	2,571,863	127,523	5.0%
Gross Margin (GAAP)	18.73%	19.11%		-38 bps
Operating expenses (GAAP)	$2,167,104	$2,079,446	$87,658	4.2%
Impact of restructuring costs (1) (3)	(21,377)	(40,089)	18,712	-46.7%
Impact of acquisition-related costs (2) (4)	(25,799)	(25,370)	(429)	1.7%

Operating expenses adjusted for certain items (Non-GAAP)	$2,119,928	$2,013,987	$105,941	5.3%

Operating income (GAAP)	$532,282	$492,417	$39,865	8.1%
Impact of restructuring costs (1) (3)	21,377	40,089	(18,712)	-46.7%
Impact of acquisition-related costs (2) (4)	25,799	25,370	429	1.7%

Operating income adjusted for certain items (Non-GAAP)	$579,458	$557,876	$21,582	3.9%

* Segment has no applicable Certain items

(1) Includes Brakes Acquisition-related restructuring charges and other severance charges related to restructuring.

(2) Fiscal 2018 and fiscal 2017 each include $19 million related to intangible amortization expense from the Brakes Acquisition, which is included in the results of the Brakes Group.

(3) Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives and severance charges related to restructuring. Fiscal 2017 includes $28 million in accelerated depreciation associated with our revised business technology strategy and $10 million in severance charges related to restructuring, professional fees on three-year financial objectives, costs to convert to legacy systems in conjunction with our revised business technology strategy.

(4) Fiscal 2018 and fiscal 2017 each include $5 million related to integration costs from the Brakes Acquisition.

- more -

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended	26-Week Period Ended	Period Change	Period %/bps
	Dec. 30, 2017	Dec. 31, 2016	in Dollars	Change
U.S. Foodservice Operations
Sales (GAAP)	$19,530,167	$18,566,681	$963,486	5.2%
Gross Profit (GAAP)	3,901,749	3,736,138	165,611	4.4%
Gross Margin (GAAP)	19.98%	20.12%		-14 bps
Operating expenses (GAAP)	$2,414,505	$2,309,585	$104,920	4.5%
Impact of restructuring costs	—	(470)	470	NM

Operating expenses adjusted for certain items (Non-GAAP)	2,414,505	$2,309,115	$105,390	4.6%

Operating income (GAAP)	1,487,244	1,426,552	60,692	4.3%
Impact of restructuring costs	—	470	(470)	NM

Operating income adjusted for certain items (Non-GAAP)	$1,487,244	$1,427,022	$60,222	4.2%

International Foodservice Operations
Sales (GAAP)	$5,772,298	$5,354,310	$417,988	7.8%
Gross Profit (GAAP)	1,214,750	1,174,621	40,129	3.4%
Gross Margin (GAAP)	21.04%	21.94%		-89 bps
Operating expenses (GAAP)	1,085,666	$1,010,372	$75,294	7.5%
Impact of restructuring costs (1)	(9,500)	(10,271)	771	-7.5%
Impact of acquisition-related costs (2)	(35,323)	(39,790)	4,467	-11.2%

Operating expenses adjusted for certain items (Non-GAAP)	$1,040,843	$960,312	$80,532	8.4%

Operating income (GAAP)	$129,084	$164,249	$(35,165)	-21.4%
Impact of restructuring costs (1)	9,500	10,271	(771)	-7.5%
Impact of acquisition-related costs (2)	35,323	39,790	(4,467)	-11.2%

Operating income adjusted for certain items (Non-GAAP)	$173,907	$214,309	$(40,403)	-18.9%

SYGMA*
Sales (GAAP)	$3,273,816	$3,024,874	$248,942	8.2%
Gross Profit (GAAP)	248,367	228,407	19,960	8.7%
Gross Margin (GAAP)	7.59%	7.55%		4 bps
Operating expenses (GAAP)	$240,169	$220,344	$19,825	9.0%
Operating income (GAAP)	8,198	8,062	136	1.7%

Other*
Sales (GAAP)	$485,633	$480,057	$5,576	1.2%
Gross Profit (GAAP)	129,525	128,380	1,145	0.9%
Gross Margin (GAAP)	26.67%	26.74%		-7 bps
Operating expenses (GAAP)	$122,287	$116,585	$5,702	4.9%
Operating income (GAAP)	7,238	11,794	(4,556)	-38.6%

Corporate
Gross Profit (GAAP)	$(1,337)	$(3,762)	$2,425	-64.5%

Operating expenses (GAAP)	$475,053	$547,645	$(72,592)	-13.3%
Impact of restructuring costs (3)	(30,930)	(67,633)	36,703	-54.3%
Impact of acquisition-related costs (4)	(10,222)	(7,290)	(2,932)	40.2%

Operating expenses adjusted for certain items (Non-GAAP)	$433,901	$472,722	$(38,821)	-8.2%

Operating income (GAAP)	$(476,390)	$(551,407)	$75,017	-13.6%
Impact of restructuring costs (3)	30,930	67,633	(36,703)	-54.3%
Impact of acquisition-related costs (4)	10,222	7,290	2,932	40.2%

Operating income adjusted for certain items (Non-GAAP)	$(435,238)	$(476,484)	$41,246	-8.7%

Total Sysco
Sales (GAAP)	$29,061,914	$27,425,922	$1,635,992	6.0%
Gross Profit (GAAP)	5,493,054	5,263,782	229,272	4.4%
Gross Margin (GAAP)	18.90%	19.19%		-29 bps
Operating expenses (GAAP)	$4,337,680	$4,204,532	$133,148	3.2%
Impact of restructuring costs (1) (3)	(40,430)	(78,374)	37,944	-48.4%
Impact of acquisition-related costs (2) (4)	(45,545)	(47,079)	1,534	-3.3%

Operating expenses adjusted for certain items (Non-GAAP)	$4,251,705	$4,079,079	$172,626	4.2%

Operating income (GAAP)	$1,155,374	$1,059,250	$96,124	9.1%
Impact of restructuring costs (1) (3)	40,430	78,374	(37,944)	-48.4%
Impact of acquisition-related costs (2) (4)	45,545	47,079	(1,534)	-3.3%

Operating income adjusted for certain items (Non-GAAP)	$1,241,349	$1,184,703	$56,646	4.8%

* Segment has no applicable Certain items

(1) Includes Brakes Acquisition-related restructuring charges and other severance charges related to restructuring.

(2) Fiscal 2018 and 2017 include $31 million and $38 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of the Brakes Group.

(3) Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives and severance charges related to restructuring. Fiscal 2017 includes $56 million in accelerated depreciation associated with our revised business technology strategy and $18 million in professional fees on three-year financial objectives, severance charges related to restructuring and costs to convert to legacy systems in conjunction with our revised business technology strategy.

(4) Fiscal 2018 and 2017 include $10 million and $7 million, respectively, related to integration costs from the Brakes Acquisition.

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	26-Week Period Ended Dec. 30, 2017	26-Week Period Ended Dec. 31, 2016	26-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$933,204	$639,401	$293,803
Additions to plant and equipment	(258,577)	(285,692)	27,115
Proceeds from sales of plant and equipment	3,878	11,639	(7,761)

Free Cash Flow (Non-GAAP)	$678,505	$365,348	$313,157